DATE: May 9, 2017

XENIA HOTELS & RESORTS REPORTS FIRST QUARTER RESULTS

Orlando, FL – May 9, 2017 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the first quarter ended March 31, 2017.
First Quarter 2017 Highlights

▪	Net Income: Net income attributable to common stockholders was $8.1 million and net income per diluted share was $0.07.

▪
Same-Property RevPAR: Same-Property RevPAR increased 2.7% compared to the first quarter of 2016 to $147.14, as occupancy increased 123 basis points and ADR increased 1.0%. Excluding the Company's Houston-area hotels, Same-Property RevPAR also increased 2.7%, as occupancy increased 146 basis points and ADR increased 0.7%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 29.9%, an increase of 68 basis points compared to the first quarter of 2016.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 6.1% higher than in the first quarter of 2016, reflecting improvements in portfolio performance and composition.

▪	Adjusted EBITDA: Adjusted EBITDA declined $3.4 million to $59.1 million, a decrease of 5.5% primarily due to net asset dispositions in 2016.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share increased 2.3% to $0.44 per diluted share compared to the first quarter of 2016.

▪	Dividends: The Company declared its first quarter dividend of $0.275 per share to common stockholders of record on March 31, 2017.
"We are pleased with the performance of our portfolio during the quarter and remain focused on enhancing bottom-line efficiency, as demonstrated by our continued margin improvement," commented Marcel Verbaas, President and Chief Executive Officer of Xenia. "Our Houston-area hotels experienced positive RevPAR growth for the quarter as our assets benefited from Super Bowl LI and the Easter shift into April. Additionally, we had several markets that outperformed the overall lodging industry during the quarter. We have made significant strides in upgrading the quality of our portfolio over the past several years and continued this theme through the sale of the Courtyard Birmingham at UAB which was completed in April. We will look to continue improving the quality of our portfolio through transactions as well as capital expenditures during 2017 and beyond.”

Operating Results
The Company’s results include the following:

	Three Months Ended March 31,
	2017	2016	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders	$8,113	$(8,915)	191.0%
Net income (loss) per share available to common stockholders	$0.07	$(0.08)	187.5%

Same-Property Number of Hotels	42	42	—
Same-Property Number of Rooms	10,902	10,909	(7)
Same-Property Occupancy	73.5%	72.2%	123 bps
Same-Property Average Daily Rate	$200.25	$198.36	1.0%
Same-Property RevPAR	$147.14	$143.31	2.7%
Same-Property Hotel EBITDA(1)	$65,094	$62,478	4.2%
Same-Property Hotel EBITDA Margin(1)	29.9%	29.2%	68 bps

Total Portfolio Number of Hotels(2)	42	50	(8)
Total Portfolio Number of Rooms(2)	10,902	12,548	(1,646)
Total Portfolio RevPAR(3)	$147.14	$138.73	6.1%

Adjusted EBITDA(1)	$59,089	$62,530	(5.5)%
Adjusted FFO(1)	$47,585	$47,072	1.1%
Adjusted FFO per diluted share	$0.44	$0.43	2.3%
"Same-Property” includes all hotels owned as of March 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of the Hotel Commonwealth and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

(1)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(2)	As of end of periods presented.

(3)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Transactions:
During the first quarter, the Company did not complete any acquisitions or dispositions.
In April 2017, the Company sold the 122-room Courtyard Birmingham Downtown at UAB for a sale price of $30 million. The price represented an 11.4x EBITDA multiple on a trailing-twelve-month basis as of March 31, 2017. In addition, the Company retained the $1.1 million balance in the hotel's capital expenditure reserve account.
Financings and Balance Sheet
In February, the Company executed swaps to fix the interest rates on the loans collateralized by the Marriott Dallas City Center and the Hyatt Regency Santa Clara at 4.05% and 3.81%, respectively, through the maturity date of the loans in January 2022.

As of March 31, 2017, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.48%. In addition, the Company had $202.4 million of cash and cash equivalents, and full availability on its $400 million senior unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.3x.
Subsequent to quarter end, the Company closed a $115 million 10-year, fixed rate mortgage loan collateralized by the Marriott San Francisco Airport Waterfront. The loan bears an interest rate of 4.63% and matures in May 2027.
Also in April, the Company paid off the $45 million mortgage loan collateralized by the Residence Inn Denver City Center and the $27 million mortgage loan collateralized by the Bohemian Hotel Savannah Riverfront.
Proceeds from the Marriott San Francisco Airport Waterfront financing and disposition of the Courtyard Birmingham Downtown at UAB will be utilized for general corporate purposes which may include share repurchases under the Company's existing repurchase authorization, debt repayments, and acquisitions consistent with the Company's long-term strategy of investing in high-quality assets primarily located in top 25 lodging markets and key leisure destinations.
“The strength of our balance sheet continues to be a competitive advantage for the company. We recently completed a new secured financing, which, together with the payoff of two smaller secured loans, increased the weighted-average duration to initial maturity of our debt to 4.8 years and lowered the mix of variable-rate debt to our target of approximately 25%. We are pleased with the evolution of our balance sheet and believe that it positions us well to take advantage of opportunities as they may arise,” commented Atish Shah, Chief Financial Officer for Xenia.
Capital Expenditures
During the first quarter, the Company invested $15 million in its portfolio. The Company completed the guestroom renovations at the Andaz San Diego and Bohemian Hotel Celebration, as well as several smaller projects throughout the portfolio. The Company continued the guestroom renovation at the Westin Galleria Houston, including the conversion of 18 guestrooms into nine suites resulting in a reduction in our total room count. Throughout the course of the renovation, the hotel's room count will be reduced by 18 keys through the creation of new suites. Additionally, the Company substantially completed the meeting space renovation at the Marriott San Francisco Airport Waterfront and made significant progress in the planning of several large-scale renovations expected to commence in the second half of the year.
Share Repurchases
During the first quarter, the Company purchased 107,509 shares of common stock under its share repurchase authorization for an aggregate purchase price of $1.8 million.
Year to date through May 5, 2017, the Company repurchased a total of 160,983 shares of common stock at a weighted average price of $16.69 per share, for total consideration of $2.7 million. As of May 5, 2017, the Company had approximately $98.3 million in capacity under its repurchase authorization.

2017 Outlook and Guidance
The Company is updating its guidance for 2017 to reflect the disposition of the Courtyard Birmingham Downtown at UAB and the Company’s first quarter performance, while maintaining its operating and financial expectations for the remainder of the year. The Company's outlook for 2017 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. RevPAR change includes all 41 hotels owned as of May 9, 2017.

	2017 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$36	$49	$2	$1
RevPAR Change	(1.75)%	0.25%	0.25%	0.25%
Adjusted EBITDA	$244	$258	$3	$3
Adjusted FFO	$198	$212	$3	$3
Adjusted FFO per Diluted Share	$1.85	$1.98	$0.03	$0.03
Capital Expenditures	$85	$95	$—	$—

Additional guidance details:

•
Average RevPAR declines of 7% to 10% at the Company's Houston-area hotels, due to the impact of continued weakness in corporate demand, the addition of new supply, and disruption due to renovations at the Westin Galleria and Westin Oaks. The Company's Houston-area hotels are expected to negatively impact portfolio RevPAR change by approximately 85 basis points.

•	Disruption due to renovations is expected to negatively impact portfolio RevPAR change by approximately 50 basis points.

•	General and administrative expense of $22 million to $24 million, excluding non-cash share-based compensation.

•	Interest expense of approximately $42 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $6 million.
First Quarter 2017 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, May 9, 2017 at 12:00 PM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 41 hotels, including 39 wholly owned hotels, comprising 10,780 rooms, across 20 states and the District of Columbia. Xenia’s hotels are operated and/or licensed by industry leaders such as Marriott®, Kimpton®, Hyatt®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of March 31, 2017 and December 31, 2016
($ amounts in thousands, except per share data)

	March 31, 2017	December 31, 2016
Assets	(Unaudited)
Investment properties:
Land	$329,949	$331,502
Building and other improvements	2,720,027	2,732,062
Total	$3,049,976	$3,063,564
Less: accumulated depreciation	(645,491)	(619,975)
Net investment properties	$2,404,485	$2,443,589
Cash and cash equivalents	202,370	216,054
Restricted cash and escrows	69,200	70,973
Accounts and rents receivable, net of allowance for doubtful accounts	32,289	22,998
Intangible assets, net of accumulated amortization of $4,662 and $4,324, respectively	74,287	76,912
Other assets	35,200	29,819
Assets held for sale	16,651	—
Total assets (including $73,456 and $74,440, respectively, related to consolidated variable interest entities)	$2,834,482	$2,860,345
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,076,989	$1,077,132
Accounts payable and accrued expenses	65,455	71,955
Distributions payable	29,873	29,881
Other liabilities	29,576	29,810
Liabilities associated with assets held for sale	267	—
Total liabilities (including $47,474 and $47,828, respectively, related to consolidated variable interest entities)	$1,202,160	$1,208,778
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 106,849,093 and 106,794,788 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1,069	1,068
Additional paid in capital	1,924,425	1,925,554
Accumulated other comprehensive income	6,925	5,009
Accumulated distributions in excess of net earnings	(323,401)	(302,034)
Total Company stockholders' equity	$1,609,018	$1,629,597
Non-controlling interests	23,304	21,970
Total equity	$1,632,322	$1,651,567
Total liabilities and equity	$2,834,482	$2,860,345

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended March 31, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Rooms revenues	$144,451	$159,318
Food and beverage revenues	61,825	63,468
Other revenues	12,184	12,249
Total revenues	$218,460	$235,035
Expenses:
Rooms expenses	33,630	36,775
Food and beverage expenses	39,184	42,233
Other direct expenses	3,007	3,965
Other indirect expenses	53,037	57,967
Management and franchise fees	11,378	12,248
Total hotel operating expenses	$140,236	$153,188
Depreciation and amortization	36,478	38,951
Real estate taxes, personal property taxes and insurance	11,360	12,033
Ground lease expense	1,376	1,353
General and administrative expenses	8,613	10,624
Acquisition transaction costs	6	140
Provision for asset impairment	—	7,594
Total expenses	$198,069	$223,883
Operating income	$20,391	$11,152
Gain on sale of investment properties	—	882
Other income	152	84
Interest expense	(10,150)	(12,840)
Loss on extinguishment of debt	—	(4,742)
Net income (loss) before income taxes	$10,393	$(5,464)
Income tax expense	(2,166)	(3,705)
Net income (loss)	$8,227	$(9,169)
Non-controlling interests in consolidated real estate entities	72	164
Non-controlling interests of common units in Operating Partnership	(186)	90
Net (income) loss attributable to non-controlling interests	$(114)	$254
Net income (loss) attributable to common stockholders	$8,113	$(8,915)

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months Ended March 31, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Basic and diluted earnings per share
Net income (loss) per share available to common stockholders	$0.07	$(0.08)
Weighted average number of common shares (basic)	106,844,272	109,732,721
Weighted average number of common shares (diluted)	107,061,056	109,732,721

Comprehensive Income (Loss):
Net income (loss)	$8,227	$(9,169)
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments	1,143	(10,358)
Reclassification adjustment for amounts recognized in net income (loss) (interest expense)	812	924
	$10,182	$(18,603)
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	72	164
Non-controlling interests of common units in Operating Partnership	(225)	194
Comprehensive (income) loss attributable to non-controlling interests	$(153)	$358
Comprehensive income (loss) attributable to the Company	$10,029	$(18,245)

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Hotel EBITDA and Hotel EBITDA Margin
The Company calculates Hotel EBITDA in accordance with the current edition of USALI, which is defined as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its

Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Property Hotel EBITDA
For the Three Months Ended March 31, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$8,227	$(9,169)
Adjustments:
Interest expense	10,150	12,840
Income tax expense	2,166	3,705
Depreciation and amortization related to investment properties	36,359	38,951
Non-controlling interests in consolidated real estate entities	72	164
Adjustments related to non-controlling interests in consolidated real estate entities	(322)	(312)
EBITDA attributable to common stock and unit holders	$56,652	$46,179
Reconciliation to Adjusted EBITDA and Same-Property Hotel EBITDA
Impairment of investment properties	—	7,594
Gain on sale of investment property	—	(882)
Loss on extinguishment of debt	—	4,742
Acquisition transaction costs	6	140
Amortization of share-based compensation expense	2,230	2,697
Amortization of above and below market ground leases and straight-line rent expense	201	170
Management transition and severance expenses	—	1,890
Adjusted EBITDA attributable to common stock and unit holders	$59,089	$62,530
Corporate expenses	6,648	6,168
Income from sold properties	—	(5,923)
Pro forma hotel level adjustments, net(1)	(643)	(297)
Same-Property Hotel EBITDA attributable to common stock and unit holders	$65,094	$62,478

(1)
Same-Property Hotel EBITDA adjusted to include the results of the Hotel Commonwealth for periods prior to Company ownership for the three months ended March 31, 2016 and exclude the NOI guaranty payment at the Andaz San Diego for the three months ended March 31, 2017 and 2016.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months Ended March 31, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$8,227	$(9,169)
Adjustments:
Depreciation and amortization related to investment properties	36,359	38,951
Impairment of investment property	—	7,594
Gain on sale of investment property	—	(882)
Non-controlling interests in consolidated real estate entities	72	164
Adjustments related to non-controlling interests in consolidated real estate entities	(225)	(224)
FFO attributable to common stock and unit holders	$44,433	$36,434
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	4,742
Acquisition transaction costs	6	140
Loan related costs(1)	719	1,003
Adjustment related to non-controlling interests loan related costs	(4)	(4)
Amortization of share-based compensation expense	2,230	2,697
Amortization of above and below market ground leases and straight-line rent expense	201	170
Management transition and severance expenses	—	1,890
Adjusted FFO attributable to common stock and unit holders	$47,585	$47,072

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$42
Adjustments:
Depreciation and amortization related to investment properties	147
Interest expense	46
Income tax expense	6
Adjustments related to non-controlling interests	(1)
EBITDA attributable to common stock and unit holders	$240
Amortization of share-based compensation expense	10
Other(1)	1
Adjusted EBITDA attributable to common stock and unit holders	$251

(1) Includes amortization of above and below market ground leases and straight-line rent.
Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$42
Adjustments:
Depreciation and amortization related to investment properties	147
Adjustments related to non-controlling interests	(1)
FFO attributable to common stock and unit holders	$188
Amortization of share-based compensation expense	10
Other(2)	7
Adjusted FFO attributable to common stock and unit holders	$205

(2) Includes amortization of above and below market ground leases and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Fully Extended Maturity Date(2)	Outstanding as of March 31, 2017	Outstanding as of May 9, 2017

Residence Inn Denver City Center(3)	Variable	3.23%		April 2018	$45,210	$—
Bohemian Hotel Savannah Riverfront(3)	Variable	3.33%		December 2018	27,480	—
Fairmont Dallas	Variable	2.98%		April 2019	55,312	55,312
Andaz Savannah	Variable	2.98%		January 2020	21,500	21,500
Hotel Monaco Denver	Fixed(4)	2.98%		January 2020	41,000	41,000
Andaz Napa	Fixed(4)	2.99%		March 2020	38,000	38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	16,279	16,279
Grand Bohemian Hotel Charleston (JV)	Variable	3.48%		November 2020	19,471	19,471
Loews New Orleans Hotel	Variable	3.33%		November 2020	37,500	37,500
Grand Bohemian Hotel Mountain Brook (JV)	Variable	3.48%		December 2020	25,724	25,724
Hotel Monaco Chicago	Variable	3.23%		January 2021	21,644	21,644
Westin Galleria Houston & Westin Oaks Houston at The Galleria	Variable	3.48%		May 2021	110,000	110,000
Marriott Dallas City Center	Fixed(4)	4.05%		January 2022	51,000	51,000
Hyatt Regency Santa Clara	Fixed(4)	3.81%		January 2022	90,000	90,000
Hotel Palomar Philadelphia	Fixed(4)	4.14%		January 2023	60,000	60,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	63,000	63,000
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	60,000	60,000
Marriott San Francisco Airport Waterfront(5)	Fixed	4.63%		May 2027	—	115,000
Total Mortgage Loans		3.64%	(6)		$783,120	$825,430
Mortgage Loan Discounts, net(7)					(303)	(303)
Unamortized Deferred Financing Costs, net					(5,828)	(6,532)
Senior Unsecured Credit Facility	Variable	2.50%		February 2020	—	—
Term Loan $175M	Fixed(8)	2.74%		February 2021	175,000	175,000
Term Loan $125M	Fixed(8)	3.53%		October 2022	125,000	125,000
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.48%	(6)		$1,076,989	$1,118,595

(1)	Variable index is one month LIBOR. Interest rates as of March 31, 2017.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums and payment of an extension fee.

(3)	Subsequent to quarter-end, the loan was paid off.

(4)	A variable interest loan for which the interest rate has been fixed for the entire term.

(5)	Subsequent to quarter-end, the Company entered into a new loan collateralized by the hotel.

(6)	Weighted average interest rate.

(7)	Loan discounts upon issuance of new mortgage loan or modification.

(8)	A variable interest loan for which LIBOR has been fixed for the entire term. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months Ended March 31, 2017 and 2016
($ amounts in thousands)

	Three Months Ended March 31,
	2017	2016	Change
Revenues:
Room revenues	$144,454	$142,252	1.5%
Food and beverage revenues	61,825	60,111	2.9%
Other revenues	11,553	11,551	—%
Total revenues	$217,832	$213,914	1.8%

Expenses:
Room expenses	$33,603	$33,056	1.7%
Food and beverage expenses	39,183	39,681	(1.3)%
Other direct expenses	3,007	3,839	(21.7)%
Other indirect expenses	52,911	51,913	1.9%
Management and franchise fees	11,455	10,970	4.4%
Real estate taxes, personal property taxes and insurance	11,358	10,803	5.1%
Ground lease expense	1,221	1,174	4.0%
Total hotel operating expenses	$152,738	$151,436	0.9%

Hotel EBITDA	$65,094	$62,478	4.2%
Hotel EBITDA Margin	29.9%	29.2%	68 bps

(1)
“Same-Property” includes all hotels owned as of March 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of the Hotel Commonwealth and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
First Quarter Portfolio Data by Market
As of March 31, 2017(1)

		As of March 31, 2017
Market(2)	% of Hotel EBITDA(3)	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,227
San Francisco/San Mateo, CA	8%	1	688
Dallas, TX	7%	2	961
Boston, MA	6%	2	466
Oahu Island, HI	6%	1	645
San Jose/Santa Cruz, CA	6%	1	505
Denver, CO	5%	2	417
California North	5%	2	416
Atlanta, GA	5%	1	522
Washington, DC-MD-VA	4%	2	407
Other	38%	25	4,648
Total	100%	42	10,902

(1)
"Same-Property” includes all hotels owned as of March 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of the Hotel Commonwealth and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

(2)	As defined by STR, Inc.

(3)	Percentage of "Year-End" 2016 Hotel EBITDA as calculated in the Company's fourth quarter and year end 2016 earnings release.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months Ended March 31, 2017 and 2016

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	69.9%	$201.60	$140.94	70.4%	$195.90	$137.97	2.2%
San Francisco/San Mateo, CA	81.6%	240.47	196.14	81.0%	241.94	195.99	0.1%
Dallas, TX	68.3%	197.78	135.09	65.2%	200.60	130.73	3.3%
Boston, MA	69.6%	206.54	143.73	66.6%	216.15	144.00	(0.2)%
Oahu Island, HI	83.8%	167.69	140.57	86.9%	165.25	143.68	(2.2)%
San Jose/Santa Cruz, CA	74.4%	267.15	198.74	76.3%	263.32	200.92	(1.1)%
Denver, CO	75.4%	173.18	130.57	72.8%	175.41	127.66	2.3%
California North	69.8%	225.18	157.09	55.1%	214.71	118.39	32.7%
Atlanta, GA	80.5%	154.20	124.14	78.6%	149.30	117.37	5.8%
Washington, DC-MD-VA	82.5%	240.40	198.25	81.1%	208.66	169.25	17.1%
Other	74.8%	205.49	153.65	73.2%	201.75	147.67	4.1%
Total	73.5%	$200.25	$147.14	72.2%	$198.36	$143.31	2.7%

(1) “Same-Property” includes all hotels owned as of March 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of the Hotel Commonwealth and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.
(2) As defined by STR, Inc. Market rank based on First Quarter Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	73.5%	—	—	—	—
ADR	$200.25	—	—	—	—
RevPAR	$147.14	—	—	—	—

Hotel Revenues	$217,832	—	—	—	—
Hotel EBITDA	$65,094	—	—	—	—
Hotel EBITDA Margin	29.9%	—	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.2%	80.1%	78.8%	71.0%	75.5%
ADR	$198.36	$209.18	$201.15	$197.99	$201.85
RevPAR	$143.31	$167.47	$158.49	$140.62	$152.46

Hotel Revenues	$213,914	$243,904	$225,119	$213,562	$896,499
Hotel EBITDA	$62,478	$88,140	$74,184	$65,264	$290,066
Hotel EBITDA Margin	29.2%	36.1%	33.0%	30.6%	32.4%

(1)
“Same-Property” includes all hotels owned as of March 31, 2017. "Same-Property" includes periods prior to the Company’s ownership of the Hotel Commonwealth and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.